Exhibit 99.1

MINERALS TECHNOLOGIES TO ACQUIRE AMCOL INTERNATIONAL

MTI and AMCOL Enter into Definitive Merger Agreement

NEW YORK, NY and HOFFMAN ESTATES, IL—March 10, 2014—Minerals Technologies Inc. (NYSE: MTX) and AMCOL International Corporation (NYSE: ACO) announced today that they have signed a definitive merger agreement under which MTI will acquire AMCOL for $45.75 per share in cash, or a total value of approximately $1.7 billion. The transaction, which has been unanimously approved by the boards of directors of both companies, is expected to close in the first half of 2014 and is subject to customary closing conditions.

Prior to entering into this agreement with Minerals Technologies, AMCOL terminated its merger agreement with Paris-based Imerys S.A. In accordance with that agreement, AMCOL has paid Imerys’ U.S. subsidiary a termination fee of $39 million.

Minerals Technologies and AMCOL are both world-renowned innovators in mineralogy, fine particle technology and polymer chemistry. This transaction will bring together the global leaders in precipitated calcium carbonate (PCC) and bentonite, creating an even more robust US-based international minerals supplier.

“The combination of MTI and AMCOL will create a minerals platform that is well-positioned for growth through geographic expansion and new product innovation,” said Joseph C. Muscari, chairman and chief executive officer of Minerals Technologies. “We will be a leading industrial minerals company with more than $2 billion in sales, strong market positions, and a dedicated team focused on customer needs. We look forward to welcoming AMCOL employees to MTI. Together, we will be better positioned to take advantage of even more opportunities for innovation and growth in the global minerals industry.”

Ryan McKendrick, chief executive officer of AMCOL, said: “This transaction demonstrates the AMCOL Board’s commitment to maximizing value for our shareholders. We look forward to working with Minerals Technologies to ensure a smooth transition and complete the transaction as expeditiously as possible.”

The transaction is expected to be immediately accretive to earnings upon closing, excluding acquisition-related costs and charges. Minerals Technologies intends to finance the acquisition through cash and debt financing pursuant to a signed commitment from J.P. Morgan. Pursuant to the definitive merger agreement, Minerals Technologies will commence a tender offer for 100% of AMCOL’s outstanding shares for $45.75 per share in cash.

Cravath, Swaine & Moore LLP is acting as legal counsel to Minerals Technologies and Lazard is acting as its lead financial advisor. J.P. Morgan is also acting as a financial advisor to MTI. Kirkland & Ellis LLP is acting as legal counsel and Goldman, Sachs & Co. is serving as exclusive financial advisor to AMCOL.

IMPORTANT INFORMATION

The tender offer described in this press release has not yet commenced. This press release is for informational purposes only and it is neither an offer to purchase nor a solicitation of an offer to sell shares of AMCOL’s common stock. At the time any such tender offer is commenced, Minerals Technologies will file a Tender Offer Statement, containing an offer to purchase, a form of letter of transmittal and other related tender offer documents with the United States Securities and Exchange Commission (the “SEC”), and AMCOL will file a Solicitation/Recommendation Statement relating to such tender offer with the SEC. AMCOL’s stockholders are strongly advised to read these tender offer materials carefully and in their entirety when they become available, as they may be amended from time to time, because they will contain important information about such tender offer that AMCOL’s stockholders should consider prior to making any decisions with respect to such tender offer. Once filed, stockholders of AMCOL will be able to obtain a free copy of these documents at the website maintained by the SEC at www.sec.gov.

About Minerals Technologies

New York-based Minerals Technologies Inc. is a resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. The company recorded sales of $1.02 billion in 2013.

About AMCOL

AMCOL, headquartered in Hoffman Estates, IL., USA, produces and markets a wide range of specialty minerals and materials used for industrial, environmental and consumer-related applications. AMCOL is the parent of American Colloid Co., CETCO (Colloid Environmental Technologies Company), CETCO Oilfield Services Company and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc.

This press release may contain forward-looking statements that describe or are based on current expectations; including statements of anticipated changes in the business environment in which each company operates and in each company’s future operating results, as well as the potential benefits of a transaction with AMCOL. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” “will,” and similar expressions) should also be considered to be forward-looking statements. Neither company undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect each company’s businesses, particularly those mentioned in the risk factors and other cautionary statements in our respective 2013 Annual Reports on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

Minerals Technologies Media

Brunswick Group

Steve Lipin/Lauren Odell

212-333-3810

Minerals Technologies Media & Investor Relations

Rick B. Honey

212-878-1831

AMCOL Media

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann / Scott Bisang

212-355-4449

AMCOL Investor Relations

Donald W. Pearson

847- 851-1500